Exhibit 10.13

RESIGNATION AND RELEASE AGREEMENT
This Resignation and Release Agreement (this “Agreement”) is made between Jeffrey F. Phelan (“Executive”), DCT Industrial Operating Partnership LP (the “OP”) and DCT Industrial Trust Inc. (the “Company”; together with Executive and the OP, the “Parties,” and each of which, a “Party”).
WHEREAS, the Company has adopted that Certain Executive Change in Control and Severance Plan as of October 9, 2015, (the “Plan”);
WHEREAS, Executive has expressed his desire to resign as of January 2, 2016 (the “Resignation Date”);
WHEREAS, Executive and the Company have agreed to enter into a one-year Consulting Agreement commencing of even date with the Resignation Date (the “Consulting Agreement”);
WHEREAS, notwithstanding any terms to the contrary contained in the Plan, the Company is nevertheless prepared to provide to Executive the benefits described in Section 3 of this Agreement (the “Benefits”), subject to Executive’s execution and non-revocation of the provisions of Section 5 of this Agreement and compliance with the other terms and conditions provided in this Agreement;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive and the Company hereby agree as follows:
1.Resignation of Employment. Executive hereby resigns from his employment with the Company and as its President, as of the close of business on the Resignation Date. Executive confirms that he is hereby resigning from any and all other positions that he holds with the Company as an officer, director or otherwise effective on the Resignation Date. Executive further confirms that he is hereby resigning from any and all positions that he may hold with any affiliate of the Company effective on the Resignation Date. Executive hereby agrees that the termination of Executive’s employment on the Resignation Date pursuant to this Agreement will be considered a termination of Executive’s employment by Executive without Good Reason (as defined in the Plan).

2.Non-Contingent Payments. No later than 30 days following the Resignation Date and in all events no later than the date required by applicable law, the Company will pay the following to Executive: (a) all of Executive’s annual salary accrued and unpaid through the Resignation Date; (b) all vested benefits accrued through the Resignation Date, if any, under the terms of any employee benefit plans applicable to Executive; (c) reimbursement for any and all reasonable business expenses incurred by Executive prior to the Resignation Date and submitted by Executive and approved by the Company pursuant to the terms of the Company’s expense reimbursement policy; and (d) Executive’s accrued but unused vacation time. For avoidance of doubt, Executive agrees and acknowledges that, as of the Resignation Date, Executive will not have any vested rights to receive (and will not receive) any cash bonus for 2015 or any equity awards from the Company or the OP, except to the extent otherwise specifically provided for herein pursuant to Section 3.

3.Benefits. Provided that Executive executes (i) this Agreement and does not revoke the provisions of Section 5 of this Agreement in accordance with the terms of Section 11 below and (ii) executes the Post-Resignation Release of Claims attached hereto as Exhibit B (the “Post-Resignation Release”) no earlier than the Resignation Date and no later than twenty-one (21) days following the Resignation Date and does not revoke the Post-Resignation Release prior to its Effective Date (the “Post-Resignation Release Effective Date”), the Company and the OP shall provide the following benefits to Executive:

(a)Health Coverage Continuation. Executive will continue to be eligible to participate in the Company’s health, dental and vision insurance programs until the end of the calendar month in which the Resignation Date occurs. Thereafter, provided that Executive elects to continue his health coverage to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), the Company will provide Executive with such continuing coverage under the Company’s group health plans as Executive received prior to the Resignation Date (provided Executive continues to pay his share of such coverage) as would have applied in the absence of such termination from the Resignation Date through the earlier of the second anniversary of the Resignation Date or such time as Executive becomes entitled to receive health benefits from another employer or recipient of Executive’s services (such entitlement being determined without regard to any individual waivers or other similar arrangements);

(b)LTIP Grant. In exchange for services previously provided by Executive to the OP in his capacity as a partner of the OP, the OP shall grant Executive (i) a number of vested LTIP Units of the OP equal to the Vested Amount (as defined below) divided by the closing price of the Company’s common stock on the Resignation Date (or if such date is not a trading date, the immediately preceding trading date) and (ii) a number of LTIP Units of the OP equal to the Unvested Amount (as defined below) divided by the closing price of the Company’s common stock on the Resignation Date (or if such date is not a trading date, the immediately preceding trading date), 50% of which will be vested upon grant and 50% of which will vest if, and only if, Executive fully performs all of his obligations under the Consulting Agreement. Such grants will be made following the Resignation Date and no later than fifteen (15) business days following the Post-Resignation Release Effective Date and will be dependent on Executive signing award documentation with respect to such grants consistent with the OP’s standard award documentation for LTIP Unit grants. The “Vested Amount” shall equal the sum of (i) Executive’s current annual base salary, which is $425,000, (ii) an amount equal to the cash bonus that Executive would have been entitled to receive from the Company for 2015 if Executive had not resigned based on the bonus criteria previously communicated to Executive and estimated results for 2015, as determined by the Compensation Committee of the Board of Directors of the Company in good faith on or before December 20, 2015 (the “2015 Bonus Amount”) and (iii) an amount equal to the average of the Executive’s cash bonus for 2014, which was $371,000, and the 2015 Bonus Amount. The “Unvested Amount” shall equal the dollar amount that would have been used to determine the equity bonus that Executive would have been entitled to receive from the Company for 2015 if Executive had not resigned based on the bonus criteria previously communicated to Executive and estimated results for 2015, as determined by the Compensation Committee of the Board of Directors of the Company in good faith on or before December 20, 2015. Promptly after the determination of the Vested Amount and the Unvested Amount (and, in any event, at least three business days prior to the Resignation Date), the Company will notify Executive of the amounts of the Vested Amount and the Unvested Amount and provide Executive with a spreadsheet (the “Spreadsheet”) containing the details of the calculation of such amounts in the form agreed upon by Executive and the Company. Executive will receive dividends on all vested and unvested LTIPS in accordance with Company policy and in the same manner as those received by other LTIP holders.

(c)Lapse of Stock Vesting Conditions and Restrictions. On the Post-Resignation Release Effective Date, the unvested LTIP Units in the OP granted to Executive that are listed on Exhibit B attached hereto will become fully vested. In the event that any such unvested LTIP Units would, in the absence of this Agreement, terminate or be forfeited as a result of the termination of Executive’s employment with the Company occurring on or before the Post-Resignation Release Effective Date, then such LTIP Units shall only terminate or be forfeited upon the occurrence of an event as a result of which such LTIP Units will not become fully vested pursuant to this Agreement (i.e., upon the revocation of the provisions of Section 5 of this Agreement or the failure of Executive to execute the Post-Resignation Release within the time period set forth above or Executive’s revocation of the Post-Resignation Release prior to the Post-Resignation Release Effective Date); provided that no additional vesting shall occur solely as a result of the operation of this sentence. Except as otherwise provided in the Consulting Agreement, all other equity awards (or portions thereof) made to Executive by the Company or the Partnership that were unvested immediately prior to the Resignation Date will be forfeited as of the Resignation Date.

4.Tax Treatment. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

5.Mutual Release.

(a)By Executive

Executive irrevocably and unconditionally releases and forever discharges the Company, all of its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and the fiduciaries of such plans, and the current and former officers, directors, stockholders, employees, attorneys, accountants, and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Company Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when Executive signs this Agreement, he has, ever had, now claims to have or ever claimed to have had against any or all of the Company Releasees. This release includes, without implication of limitation, the complete release of all Claims of or for: breach of express or implied contract (including, but not limited to the Plan); wrongful termination of employment, whether in contract or tort; intentional, reckless, or negligent infliction of emotional distress; breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; interference with contractual or advantageous relations, whether prospective or existing; deceit or misrepresentation; discrimination or retaliation under state, federal, or municipal law, including, without implication of limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., as amended by the Older Workers Benefit Protection Act (collectively referred to as the “ADEA”), the California Family Rights Act, the California Labor Code, the California Fair Employment and Housing Act and Colorado Revised Statutes 23-34-402 (Discriminatory or Unfair Employment Practices); defamation or damage to reputation; reinstatement; punitive or emotional distress damages; wages, severance pay, vacation pay, back or front pay or other forms of compensation; and attorney’s fees and costs. Executive understands that this general release of Claims extends to any and all claims related to Executive’s employment by the Company and the termination of his employment; provided that nothing in this Section 5(a) shall be understood to constitute a release by Executive of his rights (a) to indemnification or directors and officers liability insurance coverage, if any, as set forth in the Indemnification Agreement between the Company and Executive, the Company’s charter or bylaws and the partnership agreement of the OP, as applicable; (b) under this Agreement or the Consulting Agreement, or (c) to pursue claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company).
Executive understands that this general release does not extend to any rights or claims that may arise out of acts or events that occur after the date on which Executive signs this Agreement, including, but not limited to, claims under the ADEA. Executive represents that he has not assigned to any third party and has not filed with any agency or court any Claim released by this Agreement.

(b)By the Company

The Company irrevocably and unconditionally releases and forever discharges Executive and his successors, heirs, assigns, executors, administrators and/or estate (collectively referred to as the “Executive Releasees”) generally from all Claims that, as of the date when the Company signs this Agreement, the Company has, ever had, now claims to have or ever claimed to have had against any or all of the Executive Releasees. The Company represents that the Company has not assigned to any third party and has not filed with any agency or court any Claim released by this Agreement.

(c)California Civil Code Section 1542.

Executive and the Company acknowledge that they have been advised to consult with legal counsel and are familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive and the Company, being aware of said code section, agree to expressly waive any rights Executive and the Company may have thereunder, as well as under any other statute or common law principles of similar effect.

6.Restrictive Covenants. For a period of two years following the Resignation Date, Executive shall not, without the Company’s prior written consent, directly or indirectly (i) solicit or encourage to leave the employment of the Company or any of its subsidiaries, any employee of the Company or any of its subsidiaries; (ii) hire (on behalf of Executive or any other person or entity) any person who is then employed by the Company or any of its subsidiaries or was employed by the Company or any of its subsidiaries and left such employment on or after the date hereof; or (iii) publish any statement or make any statement under circumstances reasonably likely to become public that is critical of the Company or any of its subsidiaries, or in any way adversely affecting or otherwise maligning the business or reputation of the Company or any of its subsidiaries (provided that nothing in this sentence is intended to prevent Executive from including in his pleadings or from his testimony any truthful matter to the extent necessary to defend against any claim by the Company or a third party against Executive, or to prosecute any claim against the Company for a breach of this Agreement). The Company agrees that it will instruct those of its directors and officers who are aware of the existence and terms of this Agreement not to make any disparaging statements, take any actions or conduct themselves in any way that adversely affects Executive’s reputation or goodwill for a period of two years following the Resignation Date (provided that nothing in this sentence is intended to prevent the Company, or its directors, officers, employees or agents, from including any truthful matter in pleadings or testimony).

7.Return of Property; Future Cooperation. Executive agrees that, no later than two business days following the Resignation Date, he will return all Company property that is in his possession, custody or control, including, without limitation, computer equipment, computer passwords, software, cellular telephones, keys and access cards, credit cards, files and any other documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or customer and client relationships (in the latter two cases, actual or prospective). Within five business day after the return of such property, the Company will give Executive back the laptop computer and iPad that was provided to him by the Company during his employment after the Company has had an opportunity to copy and remove all Company-related information from such devices, following which time such devices may be retained by Executive. The Company agrees to instruct its IT provider to use reasonable efforts to ensure that (i) any of Executive’s personal information which may remain on the Company’s servers be treated as confidential and (ii) that any such information not be made public. In addition, Executive agrees to provide the Company with a list and status summary of all outstanding matters, projects, commitments, work assignments and other related matters in which he was involved or working on behalf of the Company as of the Resignation Date and pursuant and subject to the Consulting Agreement to provide his professional and reasonable assistance to the Company in transitioning and completing such work, including, but not limited to, transitioning organizational, leasing and acquisition matters on which Executive had a role and, upon the Company’s request, assisting, as directed by the Company, in consummating any such lease or acquisition matters. In addition, Executive shall cooperate reasonably with the Company in the defense or assertion of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company or its subsidiaries, other than claims or actions, if any, which may be brought in the future against the Company by Executive. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. Executive also shall cooperate reasonably with the Company in connection with any investigation or review of any federal, state or local regulatory authority that relates, in whole or in part, to events or occurrences that transpired while Executive was employed by the Company. The Company shall not utilize this Section 7 to require Executive to make himself available to an extent that would unreasonably interfere with full-time employment responsibilities that he may have. Furthermore, should Executive need to cooperate as set forth in this Section 7, Executive will be reimbursed for his expenses and compensated for his time as set forth in Section 5(d) of the Plan.

8.Payment of All Salary and Receipt of All Benefits.
Executive acknowledges and represents that, other than the consideration set forth in this Agreement and the Consulting Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive. Executive specifically represents that Executive is not due to receive any incentive or equity compensation from the Company or the Company Releasees other than as set forth in this Agreement or the Consulting Agreement. Other than as may be provided elsewhere in this Agreement or the Consulting Agreement, Executive understands and agrees that Executive’s participation in all benefits and incidents of employment, including, but not limited to, any long term care plans, retirement or 401(k) plans, vacation leave, sick leave, long term disability insurance, life insurance, or personal accident insurance, ceased or will cease as of the Resignation Date.

9.Non-Cooperation with Adverse Litigation. Executive agrees that he shall not voluntarily provide information to or otherwise cooperate with any individual or entity that is contemplating or pursuing litigation against any of the Company Releasees or that is undertaking any investigation or review of any of the Company Releasees’ activities or practices; provided, however, that Executive may participate in or otherwise assist in any investigation or inquiry conducted by the EEOC, the California Department of Fair Employment and Housing or the Colorado Department of Labor & Employment or as otherwise required pursuant to legal process. Notwithstanding the foregoing, this provision shall not apply to the extent that Executive’s breach of this Agreement consists of initiating a legal action in which he contends that the release set forth in Section 5 is invalid, in whole or in part, due to the provisions of 29 U.S.C. §626(f).

10.Termination of Benefits. Executive acknowledges that his right to the Benefits is conditional on his compliance with the terms of this Agreement, including, without limitation, Executive’s compliance with the restrictive covenants pursuant to Section 6 of this Agreement. In the event that Executive fails to comply with any of the terms of this Agreement, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate or recoup the Benefits set forth in Section 3 of this Agreement. The termination or recoupment of those payments in the event of such breach by Executive shall not affect the ongoing applicability of the terms of this Agreement.

11.Time for Consideration; Release Effective Date. Executive acknowledges that he has been advised to consult with an attorney before signing this Agreement. Executive has the opportunity to consider this Agreement for twenty-one (21) days before signing it. To accept this Agreement, he must return a signed original of this Agreement so that it is received by John G. Spiegleman, Executive Vice President, General Counsel and Secretary at or before the expiration of this twenty-one (21) day period. If Executive signs this Agreement within less than twenty-one (21) days of the date of its delivery to him, Executive acknowledges by signing this Agreement that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the entire twenty-one (21) day period. Executive acknowledges and agrees that any changes or modifications to this Agreement shall not restart or in any way affect the original twenty-one (21) day consideration period. For a period of seven (7) days from the day of his execution of this Agreement, Executive shall retain the right to revoke the provisions of Section 5 of this Agreement by written notice that must be received by Mr. Spiegleman before the end of such revocation period. The provisions of Section 5 of this Agreement shall become effective on the business day immediately following the expiration of the revocation period (the “Release Effective Date”), provided that Executive does not revoke such provisions during the revocation period. Executive acknowledges that he has not been induced to sign this Agreement by any representations of the Company other than those set forth in this Agreement. In the event that Executive exercises his right to revoke the provisions of Section 5 of this Agreement, then this Agreement, other than Section 1, shall be deemed terminated ab initio immediately upon such revocation and the parties shall have no further obligation to each other pursuant to this Agreement.

12.Section 409A.

(a)Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service from the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of or after Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Executive’s separation from service, or (B) Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. Any payments delayed pursuant to this Section shall bear interest during the period of such delay at a rate of interest equal to the short-term applicable federal rate for annually compounding obligations for purposes of Section 1274(d) of the Code, or any successor provision, for the month in which such payment otherwise would have been paid.

(b)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is deemed to be payable upon (or within a specified time period after) Executive’s termination of employment, then such payments or benefits shall be payable only upon (or within a specified time period after) Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

13.Enforceability. Executive acknowledges that, if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder, other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.Entire Agreement. This Agreement along with the Consulting Agreement constitute the entire agreement between Executive and the Company with respect to the matters set forth herein and therein, and supersedes and replaces any and all prior agreements and understandings between the Parties with respect to such matters including, but not limited to, the Plan and that certain Exclusivity Agreement dated March 31, 2010 by and between the Company, Executive and Phelan Development Company, as the same has been amended.

15.Enforcement. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that is not resolved by Executive and the Company (or its subsidiaries, where applicable) shall be brought and resolved in the state or federal courts located in Colorado, and the parties hereby consent to the jurisdiction and venue of such courts for such purpose. Notwithstanding the foregoing, any judgment of any such court may be enforced in any court of competent jurisdiction.

16.Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of either Party to require the performance of any term or obligation of this Agreement, or the waiver by either Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17.Governing Law; Interpretation. This Agreement is intended to be a top-hat severance pay agreement subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). To the extent not preempted by ERISA, this Agreement shall be interpreted and enforced under the laws of the State of Colorado, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Party or the “drafter” of all or any portion of this Agreement.

18.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.

19.Employee Exception. Nothing in this Agreement shall be construed to prohibit Executive from (a) discussing with Sharon Adams any of the matters involved with this Agreement or the Consulting Agreement and (b) hiring Sharon Adams and/or Adrienne Cord if they, individually or together, elect to leave the employment of the Company and its subsidiaries on the Resignation Date.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Agreement on the date(s) indicated below.

DCT INDUSTRIAL TRUST INC.

By:	/s/ John G. Spiegleman	November 24, 2015
	John G. Spiegleman	Date
Executive Vice President and General Counsel

DCT INDUSTRIAL OPERATING PARTNERSHIP LP By: DCT Industrial Trust Inc., its general partner

By:	/s/ John G. Spiegleman	November 24, 2015
	John G. Spiegleman	Date
Executive Vice President and General Counsel

I HAVE READ THIS AGREEMENT THOROUGHLY, UNDERSTAND ITS TERMS AND AGREE TO AND HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY. I UNDERSTAND THAT THIS AGREEMENT IS A LEGAL DOCUMENT.

By:	/s/ Jeffrey F. Phelan	November 24, 2015
	Jeffrey F. Phelan	Date

Exhibit A

POST-RESIGNATION RELEASE OF CLAIMS

I enter into this Post-Resignation Release of Claims (this “Release”) pursuant to Section 3 of the Resignation and Release Agreement between DCT Industrial Operating Partnership LP (the “OP”) and DCT Industrial Trust Inc. (the “Company”) and me dated November 24, 2015 (the “Resignation Agreement”). Capitalized terms not defined herein shall have the meanings specified in the Resignation Agreement.
I acknowledge that my timely execution and return and my non-revocation of this Release are conditions to the payments and Benefits pursuant to Section 3 (and its subparts) of the Resignation Agreement. I further specifically acknowledge and agree that the Vested Amount and the Unvested Amount shall equal the amounts identified as such on the Spreadsheet (as defined in the Resignation Agreement) previously provided to me by the Company.
I therefore agree to the following additional terms:
1.Release of Claims. I irrevocably and unconditionally release and forever discharge the Company, all of its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and the fiduciaries of such plans, and the current and former officers, directors, stockholders, employees, attorneys, accountants, and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when I sign this Release, I have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without implication of limitation, the complete release of all Claims of or for: breach of express or implied contract (including, but not limited to the Plan); wrongful termination of employment, whether in contract or tort; intentional, reckless, or negligent infliction of emotional distress; breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; interference with contractual or advantageous relations, whether prospective or existing; deceit or misrepresentation; discrimination or retaliation under state, federal, or municipal law, including, without implication of limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., as amended by the Older Workers Benefit Protection Act (collectively referred to as the “ADEA”), the California Family Rights Act, the California Labor Code, the California Fair Employment and Housing Act and Colorado Revised Statutes 23-34-402 (Discriminatory or Unfair Employment Practices); defamation or damage to reputation; reinstatement; punitive or emotional distress damages; wages, severance pay, vacation pay, back or front pay or other forms of compensation; and attorney’s fees and costs. I understand that this general release of Claims extends to any and all claims related to my employment by the Company and the termination of my employment; provided that nothing in this Section 5(a) shall be understood to constitute a release by me of any rights (a) to indemnification or directors and officers liability insurance coverage, if any, as set forth in the Indemnification Agreement between the Company and me, the Company’s charter or bylaws and the partnership agreement of the OP, as applicable; (b) under this Release or the Consulting Agreement, or (c) to pursue claims that cannot be released as a matter of law, including, but not limited to, my right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give me the right to recover any monetary damages against the Company; my release of claims herein bars me from recovering such monetary relief from the Company).

I understand that this general release does not extend to any rights or claims that may arise out of acts or events that occur after the date on which I sign this Release, including, but not limited to, claims under the ADEA. I represent that I have not assigned to any third party and have not filed with any agency or court any Claim released by this Release.
2.Ongoing Obligations. I reaffirm my ongoing obligations under the Resignation Agreement, including without limitation my obligations under Section 6 (“Restrictive Covenants”) and Section 7 (“Return of Property; Future Cooperation”).

3.No Assignment. I represent that I have not assigned to any other person or entity any Claims against any Releasee.

4.Right to Consider and Revoke Release. I acknowledge that I have been advised to consult with an attorney before signing this Release. I have the opportunity to consider this Release for twenty-one (21) days before signing it. To accept this Release, I must return a signed original of this Release so that it is received by John G. Spiegleman, I Vice President, General Counsel and Secretary at or before the expiration of this twenty-one (21) day period. If I sign this Release within less than twenty-one (21) days of the date of its delivery to me, I acknowledge by signing this Release that such decision was entirely voluntary and that I had the opportunity to consider this Release for the entire twenty-one (21) day period. I acknowledge and agree that any changes or modifications to this Release shall not restart or in any way affect the original twenty-one (21) day consideration period. For a period of seven (7) days from the day of my execution of this Release, I shall retain the right to revoke this Release by written notice that must be received by Mr. Spiegleman before the end of such revocation period. This Release shall become effective on the business day immediately following the expiration of the revocation period (the “Effective Date”), provided that I do not revoke such provisions during the revocation period. I acknowledge that I have not been induced to sign this Release by any representations of the Company other than those set forth in this Release.

5.California Civil Code Section 1542. I acknowledge that I have been advised to consult with legal counsel and am familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
I, being aware of said code section, agree to expressly waive any rights I may have thereunder, as well as under any other statute or common law principles of similar effect.

6.Other Terms.

(a)Legal Representation; Review of Release. I acknowledge that I have been advised to discuss all aspects of this Release with my attorney, that I have carefully read and fully understand all of the provisions of this Release and that I am voluntarily entering into this Release.

(b)Binding Nature of Release. This Release shall be binding upon me and upon my heirs, administrators, representatives and executors.

(c)Amendment. This Release may be amended only upon a written agreement executed by the Company and me.

(d)Severability. In the event that at any future time it is determined by an arbitrator or court of competent jurisdiction that any covenant, clause, provision or term of this Release is illegal, invalid or unenforceable, the remaining provisions and terms of this Release shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release. In the event of such severance, the remaining covenants shall be binding and enforceable.

(e)Governing Law and Interpretation. This Release is intended to be part of a top-hat severance pay agreement subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). To the extent not preempted by ERISA, this Release shall be interpreted and enforced under the laws of the State of Colorado, without regard to conflict of law principles. In the event of any dispute, this Release is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Party or the “drafter” of all or any portion of this Release.

(f)Entire Agreement; Absence of Reliance. I acknowledge that I am not relying on any promises or representations by the Company or any of its agents, representatives or attorneys regarding any subject matter addressed in this Release.

I HAVE READ THIS RELEASE THOROUGHLY, UNDERSTAND ITS TERMS AND AGREE TO AND HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY. I UNDERSTAND THAT THIS RELEASE IS A LEGAL DOCUMENT.

Jeffrey F. Phelan	Date

Exhibit B

Executive’s Accelerated Equity Awards

Subject to the terms of Section 3 of this Agreement, on the Post-Resignation Release Effective Date, the following portions of the LTIP Unit awards previously granted to Executive that were unvested immediately prior to the Resignation Date will become fully vested:

11,556 LTIP Units in the Partnership granted on January 1, 2013.

4,550 LTIP Units in the Partnership granted on February 6, 2013.

9,460 LTIP Units in the Partnership granted on February 4, 2014.

12,643 LTIP Units in the Partnership granted on February 3, 2015.